                                                                    EXHIBIT 4.6

                      CERTIFICATE OF DESIGNATIONS, PREFERENCES
                  AND RIGHTS OF 16% SENIOR REDEEMABLE EXCHANGEABLE
                              PREFERRED STOCK DUE 2009

                                         OF

                          DECRANE AIRCRAFT HOLDINGS, INC.

               Pursuant to Section 151 of the General Corporation Law
                              of the State of Delaware

       We, the undersigned, R. Jack DeCrane, Chief Executive Officer, and Richard J. Kaplan, Senior Vice President, Chief Financial Officer, Secretary and Treasurer, of DeCrane Aircraft Holdings, Inc., a Delaware corporation (hereinafter called the "CORPORATION"), pursuant to the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware, do hereby make this Certificate of Designations and do hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors duly adopted the following resolutions:

       RESOLVED, that, pursuant to Article Four of the Certificate of Incorporation (which authorizes 10,000,000 shares of preferred stock, par value $0.01 per share ("PREFERRED STOCK"), of which no shares of Preferred Stock are currently issued and outstanding), the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock.

       RESOLVED, that each share of such series of Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

       (1) NUMBER AND DESIGNATION. 700,000 shares of the Preferred Stock of the Corporation shall be designated as 16% Senior Redeemable Exchangeable Preferred Stock Due 2009 (the "SENIOR PREFERRED STOCK").

       (2) RANK. The Senior Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution and winding up, rank prior to all classes of or series of common stock of the Corporation, including the Corporation's common stock, par value $0.01 per share ("COMMON STOCK"), and each other future class of capital stock of the Corporation, the terms of which provide that such class shall rank junior to the Senior Preferred Stock or the terms of which do not specify any rank relative to the Senior Preferred Stock. All equity securities of the Corporation to which the Senior Preferred Stock ranks prior (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise), including the Common Stock, are collectively referred to herein as the "JUNIOR SECURITIES." All equity securities of the Corporation with which the Senior Preferred Stock ranks on a parity (whether with respect to dividends or upon liquidation, dissolution or winding up) are collectively referred to herein as the "PARITY SECURITIES." The respective definitions of Junior Securities and Parity Securities shall also include any rights or options exercisable for or convertible


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                                     -2-


into any of the Junior Securities and Parity Securities, as the case may be (other than convertible debt securities). The Senior Preferred Stock shall be subject to the creation of Junior Securities.

              (3) DIVIDENDS. (a) (i) The holders of shares of Senior Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends (subject to Sections 3(a)(ii) and (iii) hereof) at a rate equal to 16% per annum (computed on the basis of a 360 day year) (the "DIVIDEND RATE") on the Liquidation Value of each share of Senior Preferred Stock on and as of the most recent Dividend Payment Date (as defined below). In the event the Corporation is unable or shall fail to discharge its obligation to redeem all outstanding shares of Senior Preferred Stock pursuant to Section 5(b) or 5(c) hereof (including by operation of the proviso to Section 5(b)), the Dividend Rate shall increase by .25 percent per quarter (each, a "DEFAULT DIVIDEND") for each quarter or portion thereof following the date on which such redemption was required to be made until cured; PROVIDED that the aggregate increase shall not exceed 5%. Such dividends shall be payable in the manner set forth below in Sections 3(a)(ii) and (iii) quarterly on March 31, June 30, September 30 and December 31 of each year (unless such day is not a business day, in which event on the next succeeding business day) (each of such dates being a "DIVIDEND PAYMENT DATE" and each such quarterly period being a "DIVIDEND PERIOD"). Such dividends shall be cumulative from the date of issue, whether or not in any Dividend Period or Periods there shall be funds of the Corporation legally available for the payment of such dividends.

              (ii) Prior to the fifth anniversary of the issuance of the Senior Preferred Stock (the "CASH PAY DATE"), the Corporation shall, at its option, pay all dividends on shares of Senior Preferred Stock either in cash or by the issuance of additional shares of Senior Preferred Stock ("ADDITIONAL SHARES"). The Additional Shares shall be identical to all other shares of Senior Preferred Stock. For the purposes of determining the number of Additional Shares to be issued as dividends pursuant to this Section 3(a), such Additional Shares shall be valued at their Liquidation Value as provided in Section 4(c). Following the Cash Pay Date, each such dividend shall be payable in cash on the Liquidation Value per share of the Senior Preferred Stock

              (iii) All dividends paid under this Section 3(a) shall be paid to the holders of record of shares of the Senior Preferred Stock, as they appear on the stock records of the Corporation at the close of business on such record dates, not more than 60 days or less than 10 days preceding the payment dates thereof, as shall be fixed by the Board of Directors. Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not more than 45 days preceding the payment date thereof, as may be fixed by the Board of Directors. If the Corporation determines to pay dividends in cash prior to the Cash Pay Date, the Corporation shall provide not less than five business days written notice of such event to the holders of Senior Preferred Stock.

       (b) Holders of shares of Senior Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of the cumulative dividends, as herein provided,

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                                     -3-


on the Senior Preferred Stock. Except as provided in this Section 3, no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Senior Preferred Stock that may be in arrears.

       (c) So long as any shares of the Senior Preferred Stock are outstanding, no dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on Parity Securities, for any period unless (whether or not such dividends are payable in cash) full cumulative dividends have been or contemporaneously are declared and paid in cash or declared in cash and a sum sufficient for the payment thereof set apart for such payment on the Senior Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of the dividend on such class or series of Parity Securities. When (whether or not such dividends are payable in cash) dividends are not paid in full in cash or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon shares of the Senior Preferred Stock and all dividends declared upon any other class or series of Parity Securities shall (in each case, whether or not payable in cash) be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Senior Preferred Stock and accumulated and unpaid on such Parity Securities.

       (d) (i) So long as any shares of the Senior Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Securities) shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired (all such dividends, distributions, redemptions or purchases being hereinafter referred to as a "JUNIOR SECURITIES DISTRIBUTION") for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation, directly or indirectly (except by conversion into or exchange for Junior Securities).

              (ii)   Section 3(d)(i) will not prohibit:

                     (1) the repurchase, redemption or other acquisition or retirement for value of any capital stock and all warrants or other rights to acquire capital stock (collectively, "EQUITY INTERESTS") of the Corporation or DeCrane Holdings Co. ("HOLDINGS") held by any member of the Corporation's or Holdings' or any of the Corporation's subsidiaries' management pursuant to any management equity subscription agreement or stock option agreement and any dividend to Holdings to fund any such repurchase, redemption, acquisition or retirement, PROVIDED that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed:

                            (x) $4.0 million in any calendar year with unused
                     amounts in any calendar year being carried over to succeeding calendar years subject to a maximum, without giving effect to the following clause (y), of $7.0 million in any calendar year; PLUS

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                                     -4-


                            (y) the aggregate cash proceeds received by the
                     Corporation during such calendar year from any reissuance of Junior Securities by the Corporation or capital stock by Holdings to members of management of the Corporation and its subsidiaries;

                     (2) the payment of dividends or the making of loans or advances by the Corporation to Holdings not to exceed $3.0 million in any fiscal year for costs and expenses incurred by Holdings in its capacity as a holding company or for services rendered by Holdings on behalf of the Corporation;

                     (3) payments or distributions to Holdings pursuant to any tax sharing agreement or arrangement between the Corporation and Holdings, as the same may be amended from time to time; PROVIDED that in no event shall the amount permitted to be paid pursuant to all such agreements and/or arrangements exceed the amount the Corporation would be required to pay for income taxes were it to file a consolidated tax return for itself and its consolidated subsidiaries as if it were a corporation that was a parent of a consolidated group;

                     (4) the payment of dividends or distributions on Common Stock, following the first public offering of Common Stock or Holdings' common stock after the date hereof, of up to 6.0% per annum of (i) the net proceeds received by the Corporation from such public offering of common stock, par value $0.01 per share, of the Company (the "COMMON STOCK") or (ii) the net proceeds received by the Corporation from such public offering of Holdings' common stock as common equity or preferred equity (other than Disqualified Stock (as defined in the Indenture dated as of October 15, 1998 by and among the Corporation, the guarantors party thereto and State Street Bank and Trust Company, as trustee, as in effect on the date hereof (the "EXISTING INDENTURE"))), other than, in each case, with respect to public offerings with respect to Common Stock or Holdings' common stock registered on Form S-8;

                     (5) any other Junior Securities Distribution which, together with all other Junior Securities Distributions made pursuant to this clause (5) since the date of the Indenture, does not exceed $10.0 million; and

                     (6) the redemption, repurchase, retirement, defeasance or other acquisition of any Equity Interests of the Corporation in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a subsidiary of the Corporation) of, other Equity Interests of the Corporation (other than any Disqualified Stock).

       (4) LIQUIDATION PREFERENCE. (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities, the holders of the shares of Senior Preferred Stock shall be entitled to receive an amount equal to the Liquidation Value of such share plus any accrued and unpaid cash dividends to the date of distribution. "LIQUIDATION VALUE" on any date means, with respect to (x) any share of Senior Preferred Stock, the sum of (1) $100.00 per share and (2) all accrued and unpaid dividends on such share. Except as provided in the preceding sentences, holders of shares of Senior Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Senior Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Parity Securities, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Senior Preferred Stock and any such other Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Senior Preferred Stock and any such other stock if all amounts payable thereon were paid in full. For the purposes of this Section (4), (i) a consolidation or merger of the Corporation with one or more corporations, or (ii) a sale or transfer of all or substantially all of the Corporation's assets, shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

       (b) Subject to the rights of the holders of any Parity Securities, after payment shall have been made in full to the holders of the Senior Preferred Stock, as provided in this Section (4), any other series or class or classes of Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Senior Preferred Stock shall not be entitled to share therein.

       (5)    REDEMPTION.

       (a) REDEMPTION AT THE OPTION OF THE CORPORATION. At any time, to the extent the Corporation shall have funds legally available for such payment, the Corporation may, at its option, redeem shares of Senior Preferred Stock, at any time in whole but not in part, at redemption prices per share in cash set forth in the table below:

    Year Beginning July 1,       Percentage of Liquidation Value
    ----------------------       -------------------------------
       Prior to 2005                         116%
       2005                                  108%
       2006                                  106%
       2007                                  104%
       2008                                  102%

       (b) REDEMPTION IN THE EVENT OF A CHANGE OF CONTROL. In the event of a Change of Control, the Corporation shall, to the extent it shall have funds legally available for such payment, offer to redeem all of the shares of Senior Preferred Stock then outstanding, and shall redeem the shares of Senior Preferred Stock of any holder of such shares that shall consent to such redemption, upon a date no later than 30 days following the Change of Control, at a redemption price per share equal to (x) 116% of Liquidation Value if such date of redemption is earlier than July 1, 2001, and (y) 101% of Liquidation Value if such date of redemption is on or after July 1, 2001, PROVIDED that the Corporation shall not repurchase any Senior Preferred Stock pursuant to this Section 5(b) unless such repurchase complies with Section 4.07 of the Existing Indenture.

       "CHANGE OF CONTROL" means the occurrence of any of the following:
(a) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole, to any "person" or "group" (as such terms are used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")), other than the Principals as (as defined in the Existing Indenture) and their Related Parties (as defined in the Existing Indenture); (b) the adoption of a plan for the liquidation or dissolution of the Corporation; (c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" (as such terms are used in Section 13(d) of the Exchange Act), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of 50% or more of the voting power of the outstanding voting stock of the Corporation; or (d) the first day on which a majority of the members of the board of directors of the Corporation are not Continuing Members.

       "CONTINUING MEMBERS" means, as of any date of determination, any member of the board of directors of the Corporation who (a) was a member of such board of directors immediately after consummation of the Acquisition (as defined in the Existing Indenture) or (b) was nominated for election or elected to such board of directors with the approval of, or whose election to the board of directors was ratified by, at least a majority of the Continuing Members who were members of such board of directors at the time of such nomination or election or any successor Continuing Directors appointed by such Continuing Directors (or their successors).

       (c) MANDATORY REDEMPTION. To the extent the Corporation shall have funds legally available for such payment, on March 31, 2009, if any shares of the Senior Preferred Stock shall be outstanding, the Corporation shall redeem all outstanding shares of the Senior Preferred Stock, at a redemption price equal to the aggregate Liquidation Value, in cash, together with any accrued and unpaid cash dividends thereon to the date fixed for redemption, without interest.

       (d) STATUS OF REDEEMED SHARES. Shares of Senior Preferred Stock which have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of the Preferred Stock; PROVIDED that no such issued and reacquired shares of Senior Preferred Stock shall be reissued or sold as Senior Preferred Stock.

       (e) FAILURE TO REDEEM. If the Corporation is unable or shall fail to discharge its obligation to redeem all outstanding shares of Senior Preferred Stock pursuant to Section 5(b) or 5(c) (each, a "MANDATORY REDEMPTION OBLIGATION"), such Mandatory Redemption Obligation shall be discharged as soon as the Corporation is able to discharge such Mandatory Redemption Obligation.
If and so long as any Mandatory Redemption Obligation with respect to the Senior Preferred Stock shall not be fully discharged, the Corporation shall not (i) directly or indirectly, redeem, purchase, or otherwise acquire any Parity Security or discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of any Parity Securities (except in connection with a redemption, sinking fund or other similar obligation to be satisfied pro rata with the Senior Preferred Stock) or (ii) in accordance with Section 3(d), declare or make any Junior Securities Distribution, or, directly or indirectly, discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of the Junior Securities.

       (f) FAILURE TO PAY DIVIDENDS. Notwithstanding the foregoing provisions of this Section 5, unless full cumulative cash dividends (whether or not declared) on all outstanding shares of Senior Preferred Stock shall have been paid or contemporaneously are declared and paid or set apart for payment for all dividend periods terminating on or prior to the applicable redemption date, none of the shares of Senior Preferred Stock shall be redeemed, and no sum shall be set aside for such redemption, unless shares of Senior Preferred Stock are redeemed pro rata.

       (6) PROCEDURE FOR REDEMPTION. (a) In the event the Corporation shall redeem shares of Senior Preferred Stock pursuant to Section 5(a) or 5(c), notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Corporation; PROVIDED that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice for the redemption of any share of Senior Preferred Stock to be redeemed except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) the redemption date; (ii) the number of shares of Senior Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

       (b) In the case of any redemption pursuant to Sections 5(a) or 5(c) hereof, notice having been mailed as provided in Section 6(a) hereof, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption), dividends on the shares of Senior Preferred Stock so called for redemption shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such share shall be redeemed by the Corporation at the redemption price aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

       (c) In the case of a redemption pursuant to Section 5(b) hereof, notice of such redemption shall be given by first class mail, postage prepaid, mailed not more than 60 days following the occurrence of the Change of Control and not less than 30 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Corporation; PROVIDED that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice for the redemption of any share of Senior Preferred Stock to be redeemed except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) that a Change of Control has occurred; (ii) the redemption date; (iii) the redemption price; (iv) that such holder may elect to cause the Corporation to redeem all or any of the shares of Senior
Preferred Stock held by such holder; (v) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (vi) that dividends on the shares the holder elects to cause the Corporation to redeem will cease to accrue on such redemption date.

       Upon receipt of such notice, the holder shall, within 20 business days of receipt thereof, return such notice to the Corporation indicating the number of shares of Senior Preferred Stock such holder shall elect to cause the Corporation to redeem, if any.

       (d) In the case of a redemption pursuant to Section 5(b) hereof, notice having been mailed as provided in Section 6(c) hereof, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption), dividends on such shares of Senior Preferred Stock as the holder elects to cause the Corporation to redeem shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such share shall be redeemed by the Corporation at the redemption price aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

       (7) EXCHANGE. (a) Subject to the provisions of this Section 7 the Corporation may, at its option, at any time and from time to time on any Dividend Payment Date, exchange, to the extent it is legally permitted to do so, all, but not less than all, outstanding shares (and fractional shares) of Senior Preferred Stock for Exchange Debentures; PROVIDED that (i) on or prior to the date of exchange the Corporation shall have paid to or declared and set aside for payment to the holders of outstanding shares of Senior Preferred Stock all accrued and unpaid cash dividends on shares of Senior Preferred Stock through the exchange date in accordance with the next succeeding paragraph; (ii) no event of default under the indenture (as defined in such indenture) governing the Exchange Debentures shall have occurred and be continuing; (iii) no shares of Senior Preferred Stock are held on such date by the DLJIP Entities (as defined in the Investors' Agreement), or any of their Affiliates, or any of their Permitted Transferees and (iv) such exchange is permitted by the terms of all debt instruments to which the Corporation is subject. The principal amount of Exchange Debentures deliverable upon exchange of a share of Senior Preferred Stock, adjusted as hereinafter provided, shall be determined in accordance with the Exchange Ratio (as defined below).

       Cash dividends on any shares of Senior Preferred Stock exchanged for Exchange Debentures which have accrued but have not been paid as of the date of exchange shall be paid in cash. In no event shall the Corporation issue Exchange Debentures in denominations other than $1,000 or in an integral multiple thereof. Cash will be paid in lieu of any such fraction of an Exchange Debenture which would otherwise have been issued (which shall be determined with respect to the aggregate principal amount of Exchange Debentures to be issued to a holder upon any such exchange). Interest will accrue on the Exchange Debentures from the date of exchange.

       Prior to effecting any exchange hereunder, the Corporation shall appoint a trustee to serve in the capacity contemplated by an indenture between the Corporation and such trustee, containing customary terms and conditions.

       The Exchange Ratio shall be, as of any Dividend Payment Date, $1.00 (or fraction thereof) of principal amount of Exchange Debenture for each $1.00 of
(i) Liquidation Value plus (ii) accrued and unpaid cash dividends, if any, per share of Senior Preferred Stock held by a holder on the applicable exchange date.

       "AFFILIATES" shall have the meaning ascribed such term in the Investors' Agreement.

       "EXCHANGE DEBENTURES" means 16% Junior Subordinated Exchange Debentures due 2009 of the Corporation, to be issued pursuant to an indenture between the Corporation and a trustee, containing customary terms and conditions approved by the Board of Directors (which terms shall be substantially the same as in the Existing Indenture but shall provide that the Corporation shall not repurchase any Exchange Debentures pursuant to the asset sale or change of control provisions thereof in violation of Section 4.07 of the Existing Indenture and which shall be subordinated to all existing indebtedness except indebtedness expressly made PARI PASSU to the Exchange Debentures).

       "PERMITTED TRANSFEREES" shall have the meaning ascribed to such term in the Investors' Agreement.

              (b) PROCEDURE FOR EXCHANGE. (i) In the event the Corporation shall exchange shares of Senior Preferred Stock, notice of such exchange shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the exchange date, to each holder of record of the shares to be exchanged at such holder's address as the same appears on the stock register of the Corporation; PROVIDED that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice for the exchange of any share of Senior Preferred Stock to be exchanged except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective.

              Each such notice shall state: (A) the exchange date; (B) the number of shares of Senior Preferred Stock to be exchanged; (C) the Exchange Ratio; (D) the place or places where certificates for such shares are to be exchanged for notes evidencing the Exchange Debentures to be received by the exchanging holder; and (E) that dividends on the shares to be exchanged will cease to accrue on such exchange date.

              (ii) Prior to giving notice of intention to exchange, the Corporation shall execute and deliver with a bank or trust company selected by the Corporation an indenture containing customary terms and conditions. The Corporation will cause the Exchange Debentures to be authenticated on the Dividend Payment Date on which the exchange is effective, and will pay interest on the Exchange Debentures at the rate and on the dates specified in such indenture from the exchange date.

              The Corporation will not give notice of its intention to exchange under Section 7(b)(i) hereof unless it shall file at the place or places (including a place in the Borough of Manhattan, The City of New York) maintained for such purpose an opinion of counsel (who may be an employee of the Corporation) to the effect that (i) the indenture has been duly authorized, executed and delivered by the Corporation, has been duly qualified under the Trust Indenture Act of 1939 (or that such qualification is not necessary) and constitutes a valid and binding instrument enforceable against the Corporation in accordance with its terms (subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, and subject to such other qualifications as are then customarily contained in opinions of counsel experienced in such matters), (ii) the Exchange Debentures have been duly authorized and, when executed and authenticated in accordance with the provisions of the indenture and delivered in exchange for the shares of Senior Preferred Stock, will constitute valid and binding obligations of the Corporation entitled to the benefits of the indenture (subject as aforesaid), (iii) neither the execution nor delivery of the indenture or the Exchange Debentures nor compliance with the terms, conditions or provisions of such instruments will result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust or agreement or instrument, known to such counsel, to which the Corporation or any of its subsidiaries is a party or by which it or any of them is bound, or any decree, judgment, order, rule or regulation, known to such counsel, of any court or governmental agency or body having jurisdiction over the Corporation and such subsidiaries or any of their properties, (iv) the Exchange Debentures have been duly registered for such exchange with the Securities and Exchange Commission under a registration statement that has become effectie under the Securities Act of 1933 (the "ACT") or that the exchange of the Exchange Debentures for the shares of Senior Preferred Stock is exempt from registration under the Act, and (v) the Corporation has sufficient legally available funds for such exchange such that such exchange is permitted under applicable law.

              (iii) Notice having been mailed as aforesaid, from and after the exchange date (unless default shall be made by the Corporation in issuing Exchange Debentures in exchange for the shares called for exchange), dividends on the shares of Senior Preferred Stock so called for exchange shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the Exchange Debentures and any rights such holder, upon the exchange, may have as a holder of the Exchange Debenture) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so exchanged (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such share shall be exchanged by the Corporation for the Exchange Debentures at the Exchange Ratio. In case fewer than all the shares represented by any such certificate are exchanged, a new certificate shall be issued representing the unexchanged shares without cost to the holder thereof.

              (iv) Each exchange shall be deemed to have been effected immediately after the close of business on the relevant Dividend Payment Date, and the person in whose name or names any Exchange Debentures shall be issuable upon such exchange shall be deemed to have become the holder of record of the Exchange Debentures represented thereby at such time on such Dividend Payment Date.

              (v) Prior to the delivery of any securities which the Corporation shall be obligated to deliver upon exchange of the Senior Preferred Stock, the Corporation shall comply with all applicable federal and state laws and regulations which require action to be taken by the Corporation.

       (c) The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of notes evidencing Exchange Debentures on exchange of the Senior Preferred Stock pursuant hereto; PROVIDED that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Exchange Debentures in a name other than that of the holder of the Senior Preferred Stock to be exchanged and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

       (8) VOTING RIGHTS. (a) The holders of record of shares of Senior Preferred Stock shall not be entitled to any voting rights except as hereinafter provided in this Section 8 or as otherwise provided by law.

       (b) If and whenever (i) four consecutive or six total quarterly cash dividends payable on the Senior Preferred Stock have not been paid in full, (ii) for any reason (including the reason that funds are not legally available for a redemption), the Corporation shall have failed to discharge any Mandatory Redemption Obligation (including a redemption in the Event of a Change of Control pursuant to Section 5(b) hereof), (iii) the Corporation shall have failed to provide the notice required by Section 6(c) hereof within the time period specified in such section or (iv) the Corporation shall have failed to comply with Section 3(c), 3(d) or 8(c) hereof, the number of directors then constituting the Board of Directors shall be increased by two and the holders of a majority of the outstanding shares of Senior Preferred Stock, together with the holders of shares of every other series of preferred stock upon which like rights have been conferred and are exercisable (resulting from either the failure to pay dividends or the failure to redeem) (any such series is referred to as the "PREFERRED SHARES"), voting as a single class regardless of series, shall be entitled to elect the two additional directors to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Senior Preferred Stock and the Preferred Shares called as hereinafter provided. Whenever (i) all arrears in cash dividends on the Senior Preferred Stock and the Preferred Shares then outstanding shall have been paid and cash dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, (ii) the Corporation shall have fulfilled its Mandatory Redemption Obligation, (iii) the Corporation shall have fulfilled its obligation to provide notice as specified in subsection (b)(iii) hereof, or (iv) the Corporation shall have complied with Section 3(c), 3(d) or 8(c) hereof, as the case may be, then the right of the holders of the Senior Preferred Stock to elect such additional two directors shall cease (but subject always to the same provisions for the vesting of such voting rights in the case of any similar future (i) arrearage in four consecutive or six total quarterly cash dividends, (ii) failure to fulfill any Mandatory Redemption Obligation, (iii) failure to fulfill the obligation to provide the notice required by Section 6(c) hereof within the time period specified in such section or (iv) failure to comply with Section 3(c), 3(d) or 8(c)) and the terms of office of all persons elected as directors by the holders of the Senior Preferred Stock shall forthwith terminate and the number of the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of shares of Senior Preferred Stock and the Preferred Shares, the secretary of the Corporation may, and upon the written request of any holder of Senior Preferred Stock (addressed to the secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Senior Preferred Stock and of the Preferred Shares for the election of the two directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the secretary within 20 days after receipt of any such request, then any holder of shares of Senior Preferred
Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation. The directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the directors elected by the holders of the Senior Preferred Stock and the Preferred Shares, a successor shall be elected by the Board of Directors, upon the nomination of the then-remaining director elected by the holders of the Senior Preferred Stock and the Preferred Shares or the successor of such remaining director, to serve until the next annual meeting of the stockholders or special meeting held in place thereof if such office shall not have previously terminated as provided above.

       (c) Without the written consent of a majority of the outstanding shares of Senior Preferred Stock or the vote of holders of a majority of the outstanding shares of Senior Preferred Stock at a meeting of the holders of Senior Preferred Stock called for such purpose, the Corporation will not (i) amend, alter or repeal any provision of the Certificate of Incorporation (by merger or otherwise) so as to adversely affect the preferences, rights or powers of the Senior Preferred Stock; PROVIDED that any such amendment that decreases the dividend payable on, redemption prices for or the Liquidation Value of or changes the mandatory redemption date of the Senior Preferred Stock shall require the affirmative vote of holders of each share of Senior Preferred Stock at a meeting of holders of Senior Preferred Stock called for such purpose or written consent of the holder of each share of Senior Preferred Stock; or
(ii) create, authorize or issue any class of stock ranking prior to, or on a parity with, the Senior Preferred Stock with respect to dividends or upon liquidation, dissolution, winding up or otherwise, or increase the authorized number of shares of any such class or series, or reclassify any authorized stock of the Corporation into any such prior or parity shares or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such prior or parity shares, except that the Corporation may, without such approval, create authorize and issue Parity Securities for the purpose of utilizing the proceeds from the issuance of such Parity Securities for the redemption or repurchase of all outstanding shares of Senior Preferred Stock in accordance with the terms hereof.

       (d) In exercising the voting rights set forth in this Section 8, each share of Senior Preferred Stock shall have one vote per share, except that when any other series of preferred stock shall have the right to vote with the Senior Preferred Stock as a single class on any matter, then the Senior Preferred Stock and such other series shall have with respect to such matters one vote per $100 of Liquidation Value or other liquidation preference. Except as otherwise required by applicable law or as set forth herein, the shares of Senior Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

       (9)    ASSET SALES.

       (a) The Corporation will not, and will not permit any of its Restricted Subsidiaries (as defined in the Existing Indenture) to, consummate any Asset Sale unless:

              (i) the Company or such subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value, evidenced by a resolution of the board of directors set forth in an officers' certificate delivered to holders of the Senior Preferred Stock, of the assets or Equity Interests issued or sold or otherwise disposed of, and

              (ii) at least 75% of the consideration therefor received by the Corporation or such subsidiary is in the form of cash or Cash Equivalents (as defined in the Existing Indenture) or property or assets that are used or useful in a Permitted Business, or the capital stock of any person engaged in a Permitted Business if, as a result of the acquisition by the Corporation or any subsidiary thereof, such Person becomes a subsidiary. The foregoing 75% requirement will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the next succeeding sentence, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with that 75% rule. The following types of assets will be deemed cash in applying that 75% test:

                     (1) any liabilities as shown on the Corporation's most recent consolidated balance sheet that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Corporation or such subsidiary of the Corporation from further liability;

                     (2) any securities, notes or other obligations received by the Corporation or any such subsidiary from such transferee that are contemporaneously converted by the Corporation or such subsidiary into cash or cash equivalents, to the extent of the cash or cash equivalents received; and

                     (3) any Designated Noncash Consideration received by the Corporation or any of its subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause
              (3) that is at that time outstanding, not to exceed 15% of Total Assets at the time of the receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value.

       (b)    DEFINITIONS.  For purposes hereunder:

       "ASSET SALE" means:

              (i) the sale, lease, conveyance, disposition or other transfer (a "DISPOSITION") of any properties, assets or rights, provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole will be governed by Sections 5(b) and 10 and not by this Section 9;

              (ii) the issuance, sale or transfer by the Corporation or any of its subsidiaries of Equity Interests of any of the Corporation's Restricted Subsidiaries;

in either case, whether in a single transaction or a series of related transactions that either have a fair market value in excess of $5.0 million or are for net proceeds in excess of $5.0 million.

       However, the following items shall not be deemed to be Asset Sales:

              (i)    dispositions in the ordinary course of business;

              (ii) a disposition of assets by the Corporation to a subsidiary of the Corporation or by a subsidiary to the Corporation or to another subsidiary of the Corporation;

              (iii) a disposition of Equity Interests by a subsidiary of the Corporation or to another subsidiary of the Corporation;

              (iv) the sale and leaseback of any assets within 90 days of the acquisition thereof;

              (v)    foreclosures on assets;

              (vi) any exchange of like property pursuant to Section 1031 of the Internal Revenue Code of 1986, for use in a Permitted Business;

              (vii) a Restricted Payment or Permitted Investment (as defined in the Existing Indenture) permitted by the Existing Indenture; and

              (viii) sales of accounts receivable, or participations therein, in connection with any receivables financing facility, pursuant to which the Corporation or any of its subsidiaries sells its accounts receivable to another subsidiary of the Corporation (a "RECEIVABLES FACILITY").

       "DESIGNATED NONCASH CONSIDERATION" means the fair market value of non-cash consideration received by the Corporation or one of its subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an officers' certificate delivered to the holders of Senior Preferred Stock, setting forth the basis of such valuation, executed by the principal executive officer and the principal financial officer of the Corporation, less the amount of cash or cash equivalents received in connection with a sale of such Designated Noncash Consideration.

       "PERMITTED BUSINESS" means the avionics manufacturing industry and any business in which the Corporation and its subsidiaries are engaged on the date hereof or any business reasonably related, incidental or ancillary thereto.

       "TOTAL ASSETS" means the total consolidated assets of the Corporation and its subsidiaries, as shown on the most recent balance sheet, excluding the footnotes of the Corporation, prepared in accordance with generally accepted accounting principles.

       (10) MERGER, CONSOLIDATION OR SALE OF ASSETS. The Corporation may not consolidate or merge with or into (whether or not the Corporation is the surviving corporation), or sell, assign, lease, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another person unless:

       (a) the Corporation is the surviving corporation, or the other person formed by or surviving any such consolidation or merger (if other than the Corporation) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; and

       (b) the person formed by or surviving any such consolidation or merger (if other than the Corporation) or the person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Corporation under the Senior Preferred Stock and the Registration Rights Agreement dated June 30, 2000 among the Corporation and the holders of Senior Preferred Stock party thereto; and

       (c) after giving effect to such transaction, the Corporation shall be in compliance with Section 5.01 of the Indenture dated as of October 15, 1998 by and among the Corporation, the guarantors party thereto and State Street Bank and Trust Company, as trustee, as in effect on the date hereof.

       (11) TRANSACTIONS WITH AFFILIATES. The Corporation will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of any Affiliate of the Corporation (each, an "AFFILIATE TRANSACTION"), unless:

       (a) such Affiliate Transaction is on terms that are no less favorable to the Corporation or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Corporation or such subsidiary of the Corporation with an unrelated person; and

       (b) the Corporation delivers to the holders of Senior Preferred Stock, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $7.5 million, either:

              (i) a resolution of the board of directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with clause (a) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the board of directors; or

              (ii) an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

       Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transaction:

       (a) customary directors' fees, indemnification or similar arrangements or any employment agreement or other compensation plan or arrangement entered into by the Corporation or any of its subsidiaries in the ordinary course of business, including ordinary course loans to employees not to exceed (i) $5.0 million outstanding in the aggregate at any time, and (ii) $2.0 million to any one employee and consistent with the past practice of the Corporation or such subsidiary of the Corporation;

       (b) transactions between or among the Corporation and/or its subsidiaries;

       (c) payments of customary fees by the Corporation or any of its subsidiaries to Donaldson Lufkin & Jenrette Merchant Banking II, Inc. and its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which are approved by a majority of the board of directors in good faith;

       (d) any agreement as in effect on the date hereof or any amendment thereto which such amendment is not disadvantageous to the holders of the Senior Preferred Stock in any material respect, or any transaction contemplated thereby;

       (e) Restricted Payments and Permitted Investments permitted under the Existing Indenture;

       (f) payments and transactions in connection with the Global Technology Investment (as defined in the Existing Indenture), and the payment of fees and expenses with respect thereto; and

       (g) sales of accounts receivable, or participations therein, in connection with any Receivables Facility.

       (12) REPORTS. So long as any of the Senior Preferred Stock is outstanding, the Corporation will furnish the holders thereof with the quarterly and annual financial reports that the Corporation is required to file with the Securities and Exchange Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 or, in the event the Corporation is not required to file such reports, reports containing the financial information as would be required in such reports.

       (13) GENERAL PROVISIONS. (a) The term "PERSON" as used herein means any corporation, limited liability company, partnership, trust, organization, association, other entity or individual.

       (b) The term "OUTSTANDING", when used with reference to shares of stock, shall mean issued shares, excluding shares held by the Corporation or a subsidiary of the Corporation.

       (c) The headings of the Sections, subsections, clauses and subclauses used herein are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

       (d) Each holder of Senior Preferred Stock, by acceptance thereof, acknowledges and agrees that payments of dividends, interest, premium and principal on, and exchange, redemption and repurchase of, such securities by the Corporation are subject to restrictions on the Corporation contained in certain credit and financing agreements.

       IN WITNESS WHEREOF, DeCrane Aircraft Holdings, Inc. has caused this Certificate of Designations to be signed and attested by the undersigned this 30th day of June, 2000.

                                   DECRANE AIRCRAFT HOLDINGS, INC.


                                   By:
                                          ----------------------------------
                                          Name:  R. Jack DeCrane
                                          Title: Chief Executive Officer

                                   By:
                                          ----------------------------------
                                          Name:  Richard J. Kaplan
                                          Title: Senior Vice President, Chief
                                          Financial Officer, Secretary and
                                          Treasurer

ATTEST:

By:
       --------------------------
       Name:
       Title: